Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-66294) and on Forms S-8 (No. 333-229487, 333-226379, 333-92377, 333-31716, 333-38470, 333-48886, 333-90968, 333-131068, 333-152960, 333-152958, and 333-197323) of AZZ Inc. of our report dated July 29, 2022, with respect to the combined financial statements of Precoat Metals (A Business of Sequa Corporation), which report appears in the Form 8-K/A of AZZ Inc. dated May 13, 2022, as amended on July 29, 2022.

/s/ KPMG LLP

New York, New York
July 29, 2022